Exhibit 99

Best Buy Reports Better-than-Expected Fourth Quarter Results
Enterprise Comparable Sales Increased 9.0%
GAAP Diluted EPS of $1.23
Non-GAAP Diluted EPS of $2.42
Announces FY19 Non-GAAP Diluted EPS Guidance of $4.80 to $5.00
Increases Quarterly Dividend 32% to $0.45 per Share

MINNEAPOLIS, March 1, 2018 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 14-week fourth quarter (“Q4 FY18”) and 53-week year ended February 3, 2018 (“FY18”), as compared to the 13-week fourth quarter (“Q4 FY17”) and 52-week year ended January 28, 2017 (“FY17”). The company reported Q4 FY18 GAAP diluted earnings per share from continuing operations of $1.23, which included the negative impact from items related to the Tax Cuts and Jobs Act of 2017 (“tax reform”) of approximately $1.17 in diluted earnings per share. Non-GAAP diluted earnings per share from continuing operations for Q4 FY18 were $2.42, an increase of 25% from $1.93 in Q4 FY17.

	Q4 FY18 (14 weeks)	Q4 FY17[1] (13 weeks)	FY18 (53 weeks)	FY17[1] (52 weeks)
Revenue ($ in millions)[2]
Enterprise	$15,363	$13,482	$42,151	$39,403
Domestic segment	$13,987	$12,338	$38,662	$36,248
International segment	$1,376	$1,144	$3,489	$3,155
Enterprise comparable sales % change	9.0%	(0.7)%	5.6%	0.3%
Domestic comparable sales % change	9.0%	(0.9)%	5.6%	0.2%
Domestic comparable online sales % change	17.9%	17.5%	21.8%	20.8%
International comparable sales % change	9.9%	0.9%	6.3%	N/A
Operating Income
GAAP operating income as a % of revenue	5.7%	6.5%	4.4%	4.7%
Non-GAAP operating income as a % of revenue	6.4%	6.6%	4.6%	4.4%
Diluted Earnings per Share (EPS)
GAAP diluted EPS from continuing operations	$1.23	$1.91	$3.26	$3.74
Non-GAAP diluted EPS from continuing operations	$2.42	$1.93	$4.42	$3.51
For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled "Reconciliation of Non-GAAP Financial Measures".

“We are excited to report strong results for the fourth quarter and the year,” said Hubert Joly, Best Buy chairman and CEO. “We are especially proud of our 9.0% comparable sales growth in the quarter, which brings our annual comparable sales growth to 5.6% for the year. Customers are responding very positively to our Best Buy 2020 strategy, and I want to enthusiastically thank all our associates for their great work in delivering these results. The level of energy and dedication to serving customers that I see across the company is truly inspiring.”

Best Buy’s CFO, Corie Barry, commented, “The comparable sales growth of 9.0% in the quarter is the result of the strong execution of our strategy combined with better product availability, a continued healthy consumer confidence and positive macro conditions, strength in the gaming category, and a favorable competitive environment, as we benefitted from the exit or decline of certain competitors.”

Barry continued, “From a profitability standpoint, in the Domestic segment, which makes up over 90% of the Enterprise operating income in Q4 FY18, the operating income rate declined. We delivered a flat gross profit rate while our SG&A expenses, excluding tax reform-related expenses, grew slightly more than the revenue growth rate. This is due to the increase in the incentive compensation expense for more than 85,000 store and corporate employees as a result of the very strong performance throughout the year, and to the investments we’ve made in the business. These expenses were partially offset by efficiencies and cost savings. As it relates to tax rate impacts in the quarter, the GAAP tax rate was higher than we expected primarily due to tax reform-related items. The non-GAAP tax rate was lower than we expected due to both the change in the effective annual tax rate as a result of tax reform and other discrete items.”

Barry continued, “For the full year FY19, we are expecting comparable sales to be flat to growth of 2% on top of the 5.6% growth we delivered in FY18. As we continue to invest in our Best Buy 2020 strategy, we are expecting the operating income rate to be approximately 4.5%, which is flat to FY18 on a comparable 52-week basis. Our non-GAAP diluted EPS is expected to increase in the range of 9% to 13% due to a lower tax rate as a result of tax reform and a lower share count as we continue to return capital to shareholders through share repurchases.”

Barry continued, “In Q1 FY19, we are expecting comparable sales growth of 1.5% to 2.5% and non-GAAP diluted EPS growth in the range of 13% to 22%. I would like to call out the following factors impacting our Q1 guidance. First, we estimate that the negative impacts from calendar shifts total approximately $100 million in Domestic revenue, with the biggest driver being the timing of the Super Bowl, as related sales were pulled forward into Q4 FY18 versus Q1 FY19. Second, increased investments in supply chain, as well as higher transportation costs, are expected to add approximately 25 basis points of Domestic gross profit pressure. Third, last year’s first quarter included approximately $8 million of Domestic gross profit due to a legal settlement that will not recur. Fourth, we expect the International gross profit rate pressure we saw in Q4 FY18 to continue into the first quarter.”

FY19 Financial Guidance3

Note: FY19 has 52 weeks compared to 53 weeks in FY18. The extra week occurred in Q4 FY18 and was approximately $760 million in revenue and approximately $0.20 of non-GAAP diluted EPS.

Best Buy is providing the following full year FY19 financial outlook:

•	Enterprise revenue of $41.0 billion to $42.0 billion

•	Enterprise comparable sales of flat to 2% growth

•	Enterprise non-GAAP operating income rate of approximately 4.5%[4], which is flat to FY18 on a 52-week basis

•	Non-GAAP effective income tax rate of approximately 25.0%[4]

•	Non-GAAP diluted EPS of $4.80 to $5.00, growth of 9% to 13%[4]

Best Buy is providing the following Q1 FY19 financial outlook:

•	Enterprise revenue of $8.65 billion to $8.75 billion

•	Enterprise comparable sales growth of 1.5% to 2.5%

•	Domestic comparable sales growth of 1.5% to 2.5%

•	International comparable sales of flat to 3.0% growth

•	Non-GAAP effective income tax rate of 22.0% to 22.5%[4]

•	Diluted weighted average share count of approximately 290 million

•	Non-GAAP diluted EPS of $0.68 to $0.73[4]

FY21 Financial Targets3

While it would be premature to update the FY21 Enterprise revenue and operating income targets the company introduced at its Investor Day in September 2017, Best Buy is updating the FY21 non-GAAP EPS target to $5.50 to $5.754 primarily as a result of tax reform.

Domestic Segment Q4 FY18 Results

Domestic Revenue
Domestic revenue of $14.0 billion increased 13.4% versus last year driven by comparable sales growth of 9.0% and approximately $715 million of revenue from the extra week, partially offset by the loss of revenue from the closure of 18 large-format stores.

From a merchandising perspective, the company generated comparable sales growth across most of its categories, with the largest drivers being mobile phones, gaming, appliances, smart home, wearables and home theater.

Domestic online revenue of $2.8 billion increased 17.9% on a comparable basis primarily due to higher conversion rates and higher average order values. As a percentage of total Domestic revenue, online revenue increased 140 basis points to 20.0% versus 18.6% last year.

Domestic Gross Profit Rate
Domestic gross profit rate of 22.3% was flat to last year. Rate pressure in mobile phones, the impact of mixing into certain lower-margin products and the approximate 15-basis point negative impact from the lower periodic profit sharing benefit from the company’s services plan portfolio5 were offset by gross profit optimization related to lower store price erosion.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic GAAP SG&A expenses were $2.31 billion, or 16.5% of revenue, versus $1.94 billion, or 15.7% of revenue, last year. On a non-GAAP basis, SG&A expenses were $2.22 billion, or 15.8% of revenue, versus $1.94 billion, or 15.7% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to (1) higher incentive compensation; (2) the impact of the extra week; (3) growth investments; and (4) higher variable costs due to increased revenue. These increases were partially offset by the flow-through of cost reductions. Additionally, GAAP SG&A expense in Q4 FY18 was higher by $95 million due to expenses related to tax reform, which included $75 million related to employee bonus expense and a $20 million charitable donation to the Best Buy Foundation.

International Segment Q4 FY18 Results

International Revenue
International revenue of $1.38 billion increased 20.3% versus last year. This increase was primarily driven by (1) comparable sales growth of 9.9% due to growth in both Canada and Mexico; (2) approximately 580 basis points of positive foreign currency impact; and (3) approximately $45 million of revenue from the extra week.

International Gross Profit Rate
International gross profit rate was 22.4% versus 24.6% last year. The 220-basis point decline was primarily driven by a lower year-over-year gross profit rate in Canada due to (1) lower sales in the higher-margin services category primarily driven by the launch of Canada’s total tech support offer, a long-term recurring service revenue model; (2) a decreased gross profit rate in the home theater category; and (3) an approximate 15-basis point negative impact from a lower periodic profit sharing benefit from the company’s service plan portfolio.5

International SG&A
International GAAP SG&A expenses were $228 million, or 16.6% of revenue, versus $200 million, or 17.5% of revenue, last year. On a non-GAAP basis, SG&A expenses were $223 million, or 16.2% of revenue, versus $200 million, or 17.5% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to the negative impact of foreign exchange rates and the impact of the extra week. Additionally, GAAP SG&A expense was $5 million higher due to employee bonus expense related to tax reform.

Increased Dividends and Share Repurchases

In Q4 FY18, the company returned a total of $965 million to shareholders through share repurchases of $866 million and dividends of $99 million. In FY18, the company returned a total of $2.4 billion to shareholders through share repurchases of $2.0 billion and dividends of $409 million.

Today, the company announced its Board of Directors approved a 32% increase in the regular quarterly dividend to $0.45 per share, effective immediately, and a share repurchase plan of at least $1.5 billion for FY19, which reflects an updated two-year plan of $3.5 billion compared to the original $3.0 billion two-year plan announced at the beginning of FY18.

The regular quarterly dividend will be payable on April 12, 2018 to shareholders of record as of the close of business on March 22, 2018.

Income Taxes

Tax Reform
On December 22, 2017, the Tax Cuts and Jobs Act was enacted into law introducing significant changes to U.S. tax law. Among other things, it reduced the U.S. statutory corporate tax rate from 35% to 21%, effective January 1, 2018, and introduced a one-time mandatory repatriation tax on unremitted earnings of foreign subsidiaries. As a result, the company recorded a provisional income tax expense of $283 million during Q4 FY18. The provisional amount includes $209 million related to the repatriation tax and $74 million due to the revaluation of the company’s deferred tax balances at the lower tax rate.

Adoption of Stock-Based Compensation Accounting Changes
In Q1 FY18, the company adopted Accounting Standards Update (ASU) 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, which now requires all differences between the tax value and the book value for stock-based compensation to be recognized as either income tax expense or benefit as the shares vest or options are exercised or cancelled. The impact of this change on Q4 FY18 was a benefit of approximately $8 million, or $0.03 of GAAP and non-GAAP diluted EPS. The year-to-date benefit is approximately $27 million, or $0.09 of GAAP and non-GAAP diluted EPS.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on March 1, 2018. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) In Q1 FY18, the company stopped excluding non-restructuring property and equipment impairment charges from its non-GAAP financial measures. When the company began to execute its Renew Blue transformation in Q4 FY13, it adopted a change to non-GAAP reporting to exclude non-restructuring property and equipment impairment charges from non-GAAP results. From that point, until Q4 FY17, the company believed that reporting non-GAAP results that excluded these charges provided a supplemental view of the company's ongoing performance that was useful and relevant to its investors. Since Renew Blue ended and Best Buy 2020: Building The New Blue began, the company believes it is no longer necessary to adjust for non-restructuring property and equipment impairments in its non-GAAP reporting. The company expects that any such impairments in the future will predominantly be immaterial and incurred in the ordinary scope of ongoing operations. Accordingly, commencing in Q1 FY18, the company began to no longer adjust for non-restructuring property and equipment impairments. Prior-period financial information included herein has been recast to conform with this presentation, including applicable income tax effects. A complete GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, is available on the company's investor relations website at www.investors.bestbuy.com.

(2) On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and, as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric from Q1 FY16 through Q3 FY17. From Q1 FY16 through Q3 FY17 Enterprise comparable sales were equal to Domestic comparable sales. Beginning in Q4 FY17, the company resumed reporting International comparable sales and as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

Revenue for the 14-week Q4 FY18 and 53-week FY18 includes approximately $715 million and $45 million related to our Domestic and International segments, respectively. Comparable sales for the 14-week Q4 FY18 and 53-week FY18 exclude the impact of the extra week.

(3) In Q1 FY19, the company will adopt Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which establishes a single comprehensive model for entities to use in accounting for revenue and supersedes the most current revenue recognition guidance. The effect of the adoption of the new standard will be immaterial to our revenue and earnings. Forward-looking guidance provided incorporates changes resulting from the new standard.

(4) A reconciliation of the projected non-GAAP operating income, non-GAAP effective tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; goodwill impairments; gains and losses on investments; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

(5) In Q4 FY18, the Domestic business recorded a $59 million periodic profit sharing benefit from its services plan portfolio versus a Q4 FY17 benefit of $74 million. The International business recorded a Q4 FY18 benefit of $8 million compared to a $10 million benefit in Q4 FY17.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which the company operates, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports, competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, the effects of tax reform, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which the company will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of announced transactions, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 24, 2017. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Revenue	$15,363	$13,482	$42,151	$39,403
Cost of goods sold	11,942	10,452	32,275	29,963
Gross profit	3,421	3,030	9,876	9,440
Gross profit %	22.3%	22.5%	23.4%	24.0%
Selling, general and administrative expenses	2,539	2,140	8,023	7,547
SG&A %	16.5%	15.9%	19.0%	19.2%
Restructuring charges	10	9	10	39
Operating income	872	881	1,843	1,854
Operating income %	5.7%	6.5%	4.4%	4.7%
Other income (expense):
Gain on sale of investments	1	1	1	3
Investment income and other	18	9	48	31
Interest expense	(18)	(18)	(75)	(72)
Earnings from continuing operations before income tax expense	873	873	1,817	1,816
Income tax expense	509	266	818	609
Effective tax rate	58.2%	30.4%	45.0%	33.5%
Net earnings from continuing operations	364	607	999	1,207
Gain from discontinued operations, net of tax	—	—	1	21
Net earnings	$364	$607	$1,000	$1,228

Basic earnings per share
Continuing operations	$1.26	$1.94	$3.33	$3.79
Discontinued operations	—	—	—	0.07
Basic earnings per share	$1.26	$1.94	$3.33	$3.86

Diluted earnings per share
Continuing operations	$1.23	$1.91	$3.26	$3.74
Discontinued operations	—	—	—	0.07
Diluted earnings per share	$1.23	$1.91	$3.26	$3.81

Dividends declared per common share	$0.34	$0.28	$1.36	$1.57

Weighted-average common shares outstanding
Basic	289.9	313.3	300.4	318.5
Diluted	296.7	318.3	307.1	322.6

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	February 3, 2018	January 28, 2017
ASSETS
Current assets
Cash and cash equivalents	$1,101	$2,240
Short-term investments	2,032	1,681
Receivables, net	1,049	1,347
Merchandise inventories	5,209	4,864
Other current assets	438	384
Total current assets	9,829	10,516
Property and equipment, net	2,421	2,293
Goodwill	425	425
Other assets	374	622
TOTAL ASSETS	$13,049	$13,856

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,873	$4,984
Unredeemed gift card liabilities	385	427
Deferred revenue	453	418
Accrued compensation and related expenses	561	358
Accrued liabilities	864	865
Accrued income taxes	137	26
Current portion of long-term debt	544	44
Total current liabilities	7,817	7,122
Long-term liabilities	809	704
Long-term debt	811	1,321
Equity	3,612	4,709
TOTAL LIABILITIES & EQUITY	$13,049	$13,856

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Twelve Months Ended
	February 3, 2018	January 28, 2017[1]
OPERATING ACTIVITIES
Net earnings	$1,000	$1,228
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation	683	654
Restructuring charges	10	39
Stock-based compensation	129	108
Deferred income taxes	162	201
Other, net	(13)	(17)
Changes in operating assets and liabilities:
Receivables	315	(193)
Merchandise inventories	(335)	199
Other assets	(21)	10
Accounts payable	(196)	518
Other liabilities	117	23
Income taxes	290	(213)
Total cash provided by operating activities	2,141	2,557

INVESTING ACTIVITIES
Additions to property and equipment	(688)	(580)
Purchases of investments	(4,325)	(3,045)
Sales of investments	4,018	2,689
Proceeds from property disposition	2	56
Other, net	(9)	3
Total cash used in investing activities	(1,002)	(877)

FINANCING ACTIVITIES
Repurchase of common stock	(2,004)	(698)
Issuance of common stock	163	171
Dividends paid	(409)	(505)
Repayments of debt	(46)	(394)
Other, net	(1)	8
Total cash used in financing activities	(2,297)	(1,418)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	25	10
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,133)	272
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD[2]	2,433	2,161
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD[2]	$1,300	$2,433

(1)
Represents Condensed Consolidated Statement of Cash Flows as of January 28, 2017, recast to present the company's retrospective adoption of Accounting Standards Update ("ASU") 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, ASU 2016-15, Statement of Cash Flows: Classifications of Certain Cash Receipts and Cash Payments and ASU 2016-18, Statement of Cash Flows: Restricted Cash. The adoption of these standards led to a $12 million increase to cash provided by operating activities, a $10 million decrease in cash used in investing activities, a $14 million increase in cash used in financing activities, a $185 million increase to the beginning cash balance and a $193 million increase to the ending cash balance.

(2)
The beginning and ending cash, cash equivalents and restricted balances are different than the cash and cash equivalents balance on the balance sheet due to the adoption of ASU 2016-18 described above. For FY17, the impact is a $185 million increase in the beginning balance and a $193 million increase in the ending balance. For FY18, the impact is a $193 million increase in the beginning balance and a $199 million increase in the ending balance. Restricted cash is recorded in Other current assets on the Condensed Consolidated Balance Sheets.

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended		Twelve Months Ended
	February 3, 2018	January 28, 2017[1]	February 3, 2018	January 28, 2017[1]
Revenue	$13,987	$12,338	$38,662	$36,248
Gross profit	$3,113	$2,749	$9,065	$8,650
SG&A	$2,311	$1,940	$7,304	$6,855
Operating income	$793	$805	$1,752	$1,764

Key Metrics
Comparable sales % change	9.0%	(0.9)%	5.6%	0.2%
Comparable online sales % change	17.9%	17.5%	21.8%	20.8%
Gross profit as a % of revenue	22.3%	22.3%	23.4%	23.9%
SG&A as a % of revenue	16.5%	15.7%	18.9%	18.9%
Operating income as a % of revenue	5.7%	6.5%	4.5%	4.9%

Non-GAAP Results
Gross profit	$3,113	$2,749	$9,065	$8,467
Gross profit as a % of revenue	22.3%	22.3%	23.4%	23.4%
SG&A	$2,216	$1,940	$7,209	$6,833
SG&A as a % of revenue	15.8%	15.7%	18.6%	18.9%
Operating income	$897	$809	$1,856	$1,634
Operating income as a % of revenue	6.4%	6.6%	4.8%	4.5%

International Segment Performance Summary	Three Months Ended		Twelve Months Ended
	February 3, 2018	January 28, 2017[1]	February 3, 2018	January 28, 2017[1]
Revenue	$1,376	$1,144	$3,489	$3,155
Gross profit	$308	$281	$811	$790
SG&A	$228	$200	$719	$692
Operating income	$79	$76	$91	$90

Key Metrics
Comparable sales % change[2]	9.9%	0.9%	6.3%	N/A
Gross profit as a % of revenue	22.4%	24.6%	23.2%	25.0%
SG&A as a % of revenue	16.6%	17.5%	20.6%	21.9%
Operating income as a % of revenue	5.7%	6.6%	2.6%	2.9%

Non-GAAP Results
Gross profit	$308	$281	$811	$790
Gross profit as a % of revenue	22.4%	24.6%	23.2%	25.0%
SG&A	$223	$200	$714	$691
SG&A as a % of revenue	16.2%	17.5%	20.5%	21.9%
Operating income	$85	$81	$97	$99
Operating income as a % of revenue	6.2%	7.1%	2.8%	3.1%

(1)
In Q1 FY18, the company stopped excluding non-restructuring property and equipment impairment charges from its non-GAAP financial measures. To ensure its financial results are comparable, the company has recast FY16 and FY17, by quarter, to reflect the previously excluded impairments now being included in non-GAAP SG&A. For additional details, please refer to the GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, which is available on the company's investor relations website at www.investors.bestbuy.com.

(2)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and, as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric from Q1 FY16 through Q3 FY17. From Q1 FY16 through Q3 FY17, Enterprise comparable sales were equal to Domestic comparable sales. Beginning in Q4 FY17, the company resumed reporting International comparable sales as revenue in the International segment was once again determined to be comparable and, as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Consumer Electronics	36%	37%	4.3%	7.0%
Computing and Mobile Phones	42%	42%	9.6%	(4.4)%
Entertainment	10%	9%	16.8%	(18.6)%
Appliances	8%	7%	20.7%	6.4%
Services	4%	5%	6.7%	6.3%
Other	—%	—%	N/A	N/A
Total	100%	100%	9.0%	(0.9)%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Consumer Electronics	35%	35%	10.2%	8.9%
Computing and Mobile Phones	42%	43%	6.5%	(4.2)%
Entertainment	9%	9%	11.0%	(23.8)%
Appliances	8%	6%	45.8%	38.4%
Services	4%	5%	(9.8)%	16.7%
Other	2%	2%	12.8%	40.7%
Total	100%	100%	9.9%	0.9%

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures from continuing operations calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, effective tax rate, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP effective tax rate, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	February 3, 2018		January 28, 2017[1]
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
SG&A	$2,311	16.5%	$1,940	15.7%
Tax reform-related item - employee bonus[2]	(75)	(0.5)%	—	—%
Tax reform-related item - charitable contribution[2]	(20)	(0.1)%	—	—%
Non-GAAP SG&A	$2,216	15.8%	$1,940	15.7%

Operating income	$793	5.7%	$805	6.5%
Tax reform-related item - employee bonus[2]	75	0.5%	—	—%
Tax reform-related item - charitable contribution[2]	20	0.1%	—	—%
Restructuring charges	9	0.1%	4	—%
Non-GAAP operating income	$897	6.4%	$809	6.6%

International - Continuing Operations
SG&A	$228	16.6%	$200	17.5%
Tax reform-related item - employee bonus[2]	(5)	(0.4)%	—	—%
Non-GAAP SG&A	$223	16.2%	$200	17.5%

Operating income	$79	5.7%	$76	6.6%
Tax reform-related item - employee bonus[2]	5	0.4%	—	—%
Restructuring charges	1	0.1%	5	0.4%
Non-GAAP operating income	$85	6.2%	$81	7.1%

Consolidated - Continuing Operations
SG&A	$2,539	16.5%	$2,140	15.9%
Tax reform-related item - employee bonus[2]	(80)	(0.5)%	—	—%
Tax reform-related item - charitable contribution[2]	(20)	(0.1)%	—	—%
Non-GAAP SG&A	$2,439	15.9%	$2,140	15.9%

Operating income	$872	5.7%	$881	6.5%
Tax reform-related item - employee bonus[2]	80	0.5%	—	—%
Tax reform-related item - charitable contribution[2]	20	0.1%	—	—%
Restructuring charges	10	0.1%	9	0.1%
Non-GAAP operating income	$982	6.4%	$890	6.6%

	Three Months Ended	Three Months Ended
	February 3, 2018	January 28, 2017[1]
	$ % of Rev.	$ % of Rev.
Income tax expense	$509	$266
Effective tax rate	58.2%	30.4%
Tax reform - repatriation tax[2]	(209)	—
Tax reform - deferred tax rate change[2]	(74)	—
Non-GAAP adjustments[3]	39	1
Non-GAAP income tax expense	$265	$267
Non-GAAP effective tax rate	27.0%	30.2%

Net earnings	$364	$607
Tax reform-related item - employee bonus[2]	80	—
Tax reform-related item - charitable contribution[2]	20	—
Restructuring charges	10	9
Tax reform - repatriation tax[2]	209	—
Tax reform - deferred tax rate change[2]	74	—
Non-GAAP adjustments[3]	(39)	(1)
Non-GAAP net earnings	$718	$615

Diluted EPS	$1.23	$1.91
Tax reform-related item - employee bonus[2]	0.27	—
Tax reform-related item - charitable contribution[2]	0.07	—
Restructuring charges	0.03	0.03
Tax reform - repatriation tax[2]	0.71	—
Tax reform - deferred tax rate change[2]	0.24	—
Non-GAAP adjustments[3]	(0.13)	(0.01)
Non-GAAP diluted EPS	$2.42	$1.93

	Twelve Months Ended		Twelve Months Ended
	February 3, 2018		January 28, 2017[1]
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
Gross profit	$9,065	23.4%	$8,650	23.9%
CRT/LCD settlements[4]	—	—%	(183)	(0.5)%
Non-GAAP gross profit	$9,065	23.4%	$8,467	23.4%

SG&A	$7,304	18.9%	$6,855	18.9%
Tax reform-related item - employee bonus[2]	(75)	(0.2)%	—	—%
Tax reform-related item - charitable contribution[2]	(20)	(0.1)%	—	—%
CRT/LCD settlement legal fees and costs[4]	—	—%	(22)	(0.1)%
Non-GAAP SG&A	$7,209	18.6%	$6,833	18.9%

Operating income	$1,752	4.5%	$1,764	4.9%
Tax reform-related item - employee bonus[2]	75	0.2%	—	—%
Tax reform-related item - charitable contribution[2]	20	0.1%	—	—%
Restructuring charges	9	—%	31	0.1%
Net CRT/LCD settlements[4]	—	—%	(161)	(0.4)%
Non-GAAP operating income	$1,856	4.8%	$1,634	4.5%

International - Continuing Operations
SG&A	$719	20.6%	$692	21.9%
Tax reform-related item - employee bonus[2]	(5)	(0.1)%	—	—%
Other Canada brand consolidation charges - SG&A5	—	—%	(1)	—%
Non-GAAP SG&A	$714	20.5%	$691	21.9%

	Twelve Months Ended		Twelve Months Ended
	February 3, 2018		January 28, 2017[1]
	$	% of Rev.	$	% of Rev.
Operating income	$91	2.6%	$90	2.9%
Tax reform-related item - employee bonus[2]	5	0.1%	—	—%
Restructuring charges	1	—%	8	0.3%
Other Canada brand consolidation charges - SG&A5	—	—%	1	—%
Non-GAAP operating income	$97	2.8%	$99	3.1%

Consolidated - Continuing Operations
Gross profit	$9,876	23.4%	$9,440	24.0%
CRT/LCD settlements[4]	—	—%	(183)	(0.5)%
Non-GAAP gross profit	$9,876	23.4%	$9,257	23.5%

SG&A	$8,023	19.0%	$7,547	19.2%
Tax reform-related item - employee bonus[2]	(80)	(0.2)%	—	—%
Tax reform-related item - charitable contribution[2]	(20)	—%	—	—%
CRT/LCD settlement legal fees and costs[4]	—	—%	(22)	(0.1)%
Other Canada brand consolidation charges - SG&A5	—	—%	(1)	—%
Non-GAAP SG&A	$7,923	18.8%	$7,524	19.1%

Operating income	$1,843	4.4%	$1,854	4.7%
Tax reform-related item - employee bonus[2]	80	0.2%	—	—%
Tax reform-related item - charitable contribution[2]	20	—%	—	—%
Restructuring charges	10	—%	39	0.1%
Net CRT/LCD settlements[4]	—	—%	(161)	(0.4)%
Other Canada brand consolidation charges - SG&A5	—	—%	1	—%
Non-GAAP operating income	$1,953	4.6%	$1,733	4.4%

Income tax expense	$818		$609
Effective tax rate	45.0%		33.5%
Tax reform - repatriation tax[2]	(209)		—
Tax reform - deferred tax rate change[2]	(74)		—
Non-GAAP adjustments[3]	41		(48)
Non-GAAP income tax expense	$576		$561
Non-GAAP effective tax rate	29.8%		33.1%

Net earnings	$999		$1,207
Tax reform-related item - employee bonus[2]	80		—
Tax reform-related item - charitable contribution[2]	20		—
Restructuring charges	10		39
(Gain) loss on investments, net	6		(2)
Net CRT/LCD settlements[4]	—		(161)
Other Canada brand consolidation charges - SG&A5	—		1
Tax reform - repatriation tax[2]	209		—
Tax reform - deferred tax rate change[2]	74		—
Non-GAAP adjustments[3]	(41)		48
Non-GAAP net earnings	$1,357		$1,132

	Twelve Months Ended	Twelve Months Ended
	February 3, 2018	January 28, 2017[1]
	$ % of Rev.	$ % of Rev.
Diluted EPS	$3.26	$3.74
Tax reform-related item - employee bonus[2]	0.26	—
Tax reform-related item - charitable contribution[2]	0.07	—
Restructuring charges	0.03	0.12
(Gain) loss on investments, net	0.02	(0.01)
Net CRT/LCD settlements[4]	—	(0.50)
Other Canada brand consolidation charges - SG&A5	—	0.01
Tax reform - repatriation tax[2]	0.68	—
Tax reform - deferred tax rate change[2]	0.24	—
Non-GAAP adjustments[3]	(0.14)	0.15
Non-GAAP diluted EPS	$4.42	$3.51

(1)
In Q1 FY18, the company stopped excluding non-restructuring property and equipment impairment charges from its non-GAAP financial measures. To ensure its financial results are comparable, the company has recast FY16 and FY17, by quarter, to reflect the previously excluded impairments now being included in non-GAAP SG&A. For additional details, please refer to the GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, which is available on the company's investor relations website at www.investors.bestbuy.com.

(2)
Represents charges resulting from the Tax Cuts and Jobs Act of 2017 (“tax reform”) enacted into law in Q4 FY18, including charges associated with a deemed repatriation tax and the revaluation of deferred tax assets and liabilities, as well as tax reform-related items the company announced in response to future tax savings created by tax reform, including a one-time bonus for certain employees and a one-time contribution to the Best Buy Foundation.

(3)
Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory tax rates for the United States (36.7% for the period ended February 3, 2018 and 38.0% for the period ended January 28, 2017) and Canada (26.6% for the periods ended February 3, 2018 and January 28, 2017), applied to the non-GAAP adjustments of each country, which are detailed in the Domestic and International segment reconciliations above, respectively.

(4)
Represents cathode ray tube ("CRT") and LCD litigation settlements reached, net of related legal fees and costs. Settlements relate to products purchased and sold in prior fiscal years. Refer to Note 12, Contingencies and Commitments, in the Notes to Consolidated Financial Statements included in the company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017, for additional information.

(5)
Represents charges related to the Canadian brand consolidation initiated in Q1 FY16, primarily due to retention bonuses and other-store related costs that were a direct result of the consolidation but did not qualify as restructuring charges.

Return on Assets and Non-GAAP Return on Invested Capital
The following table includes a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")	February 3, 2018[1]	January 28, 2017[1]
Net earnings	$1,000	$1,228
Total assets	13,558	13,638
ROA	7.4%	9.0%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")	February 3, 2018[1]	January 28, 2017[1]
Net Operating Profit After Taxes ("NOPAT")
Operating income - continuing operations	$1,843	$1,854
Operating income - discontinued operations	1	27
Total operating income	1,844	1,881
Add: Operating lease interest[2]	235	232
Add: Non-GAAP operating income adjustments[3]	110	(147)
Add: Investment income	54	32
Less: Income taxes[4]	(812)	(749)
Non-GAAP NOPAT	$1,431	$1,249

Average Invested Capital
Total assets	$13,558	$13,638
Less: Excess cash[5]	(2,969)	(2,995)
Add: Capitalized operating lease obligations[6]	3,914	3,872
Total liabilities	(9,406)	(9,210)
Exclude: Debt[7]	1,346	1,373
Average invested capital	$6,443	$6,678

Non-GAAP ROIC	22.2%	18.7%

(1)
Income statement accounts represent the activity for the trailing 12-months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four-quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur, if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(3)
Includes continuing operations adjustments for tax reform-related items, restructuring charges, net CRT/LCD settlements and other Canada brand consolidation charges in SG&A. Additional details regarding the non-GAAP operating income from continuing operations adjustments are included in the "Reconciliation of Non-GAAP Financial Measures" schedule above. For additional details on the operating income from discontinued operations adjustment, refer to Note 2, Discontinued Operations, in the Notes to Consolidated Financial Statements included in the company’s Form 10-Q for the fiscal quarter ended October 28, 2017. Beginning in Q1 FY18, the company will no longer be excluding non-restructuring property and equipment impairment charges from its non-GAAP financial measures. To ensure its financial results are comparable, the company has recast the prior period calculations to reflect the previously excluded impairments now being included in non-GAAP NOPAT. For additional details, please refer to the GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, which is available on the company's investor relations website at www.investors.bestbuy.com.

(4)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of a U.S. statutory tax rate of 36.7% for the period ended February 3, 2018 and 38.0% for the period ended January 28, 2017, and a Canada statutory tax rate of 26.6% for the periods ended February 3, 2018 and January 28, 2017.

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating lease obligations represent the estimated assets that the company would record, if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.